Exhibit 99.1

NEWS RELEASE
Cabot Oil & Gas Corporation
840 Gessner Rd., Houston, Texas 77024-4152
P. O. Box 4544, Houston, Texas 77210-4544
(281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 20, 2012	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Corporation Announces 2011 Results,

Record Production of 187.5 Bcfe

HOUSTON, February 20, 2012 - Cabot Oil & Gas Corporation (NYSE: COG) today announced its 2011 financial results, including net income of $122.4 million, or $0.59 per share, taking into account the recent 2-for-1 stock split.  Cash flow from operations for the full year 2011 was $501.8 million and discretionary cash flow was $549.2 million.  These results compare to 2010 net income of $103.4 million, or $0.50 per share, cash flow from operations of $484.9 million and discretionary cash flow of $471.9 million.  The full year selected items, detailed in an attached table, increase net income to $139.2 million, or $0.67 per share, compared to $102.4 million, or $0.49 per share, as adjusted for 2010.

“In 2011, we continued our focused effort primarily in two basins with outstanding results that were not only recognized in our operating performance, but also in our total shareholder return,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “We exceeded 3.0 Tcfe of total proved reserves, grew production 44 percent and reduced overall leverage at the same time.”

For 2011, equivalent production reached a record 187.5 Bcfe, establishing a new benchmark for both absolute production and for year-over-year growth of 43.5 percent.  The price received for natural gas was $4.46 per Mcf in 2011 versus $5.69 per Mcf in 2010, while oil was $90.49 per barrel in 2011 versus $97.91 per barrel in 2010.  Gains associated with the hedge portfolio once again added to price realizations and improved overall revenues in 2011 by $86.3 million.  “In spite of our hedge book, we still experienced just over a 20 percent decline in gas prices and about an eight percent decline in realized oil prices year-over-year.  Fortunately, our significant production growth more than offset the softness in commodity pricing to generate increased net income,” commented Dinges.  “Also contributing, our total operating expense per unit fell 27 percent year-over-year.  We also reduced leverage year-over-year, even with a significant investment program, lowering our net adjusted capitalization ratio to 30.4 percent.”

Fourth Quarter

The reported 2011 fourth quarter figures include net income of $26.4 million, or $0.13 per share, $126.5 million for cash flow from operations and $121.0 million for discretionary cash flow.  These compare to 2010 fourth quarter net income of $49.1 million, or $0.24 per share, cash flow from operations of $117.4 million and discretionary cash flow of $89.8 million. Removing the selected items, which are highlighted in the following table, net income would be $40.3 million, or $0.20 per share, for the 2011 fourth quarter versus $20.0 million, or $0.10 per share in the comparable 2010 period.  Higher production, partially offset by lower realized commodity prices, and flat expenses drove the doubling of net income, excluding selected items.

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s 2011 year-end and fourth quarter financial and operating results discussion with financial analysts on Tuesday, February 21, 2012 at 9:30 a.m. EST (8:30 a.m. CST) at www.cabotog.com.   A teleconference replay will also be available at (877) 344-7529, (U.S.) or (412) 317-0088 (International), pass code 10009373.  The replay will be available through Thursday, February 23, 2012.  The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer, with its entire resource base located in the continental United States.  For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

OPERATING DATA

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
Appalachia	44.3	23.1	138.0	69.8
Other	7.3	13.2	40.8	55.7
Total	51.6	36.3	178.8	125.5

Crude/Condensate/NGL	523	198	1,443	859

Equivalent Production (Bcfe)	54.8	37.5	187.5	130.6

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.89	$4.39	$4.32	$4.87
Other	$4.79	$6.54	$4.93	$6.72
Total	$4.02	$5.17	$4.46	$5.69

Average Crude/Condensate Price ($/Bbl)	$91.90	$99.53	$90.49	$97.91

WELLS DRILLED
Gross	76	30	161	113
Net	29	20	96	87
Gross Success Rate	100%	100%	99%	98%

(1)  These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Realized Impacts to Gas Pricing	$0.71	$1.25	$0.47	$1.23
Realized Impacts to Oil Pricing	$1.67	$18.66	$1.01	$22.31

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating Revenues
Natural Gas	$207,541	$187,222	$796,517	$713,646
Brokered Natural Gas	12,243	15,385	51,190	65,281
Crude Oil and Condensate	46,180	18,664	125,972	79,091
Other	2,061	1,185	6,185	5,086
	268,025	222,456	979,864	863,104
Operating Expenses
Brokered Natural Gas Cost	10,472	13,124	43,834	56,466
Direct Operations	30,531	25,846	107,409	99,642
Transportation and Gathering	24,612	5,581	73,322	19,069
Taxes Other Than Income	6,506	6,759	27,576	37,894
Exploration	5,357	14,401	36,447	42,725
Depreciation, Depletion and Amortization	92,499	91,504	343,141	327,083
Impairment of Oil & Gas Properties	—	5,114	—	40,903
General and Administrative (excluding Stock-Based Compensation)	16,232	24,018	65,138	64,767
Stock-Based Compensation (1)	10,181	5,484	39,529	14,410
	196,390	191,831	736,396	702,959
Gain (Loss) on Sale of Assets (2)	26,974	100,883	63,382	106,294
Income from Operations	98,609	131,508	306,850	266,439
Interest Expense and Other	17,735	20,502	71,663	67,941
Income Before Income Taxes	80,874	111,006	235,187	198,498
Income Tax Expense (3)	54,511	61,897	112,779	95,112
Net Income	$26,363	$49,109	$122,408	$103,386
Earnings Per Share - Basic (4)	$0.13	$0.24	$0.59	$0.50
Weighted Average Common Shares Outstanding (4)	208,601	207,958	208,498	207,823

(1)

Includes the impact of the Company’s performance share awards and restricted stock amortization as well as expense related to stock options and stock appreciation rights. Also includes expense for the Supplemental Employee Incentive Plan.

(2)

Gain on Sale of Assets in 2011 includes $34.2 million gain from the sale of certain Haynesville and Bossier Shale oil and gas properties and an aggregate gain of $29.2 million from the sale of various other properties during the year. Gain on Sale of Assets in 2010 includes $40.7 million from the sale of the Company’s investment in Tourmaline, $49.3 million from the sale of the Company’s Pennsylvania gathering infrastructure and an aggregate gain of $16.3 million from the sale of various other properties during the year.

(3)

Income tax expense for the quarter and year ended December 31, 2011 and 2010 includes an unfavorable charge to income tax expense to reflect an increase in state tax rates used in establishing deferred income taxes mainly due to a shift in the Company’s state apportionment factors to higher rate states, primarily in Pennsylvania, as a result of the Company’s continued focus on development of the Marcellus shale properties.

(4)	All Earnings Per Share and Weighted Average Common Share figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	December 31,	December 31,
	2011	2010
Assets
Current Assets	$345,800	$203,008
Properties and Equipment, Net	3,934,584	3,762,760
Other Assets	51,109	39,263
Total Assets	$4,331,493	$4,005,031

Liabilities and Stockholders’ Equity
Current Liabilities	$343,344	$303,835
Long-Term Debt, excluding Current Maturities	950,000	975,000
Deferred Income Taxes	802,592	714,953
Other Liabilities	130,789	138,543
Stockholders’ Equity	2,104,768	1,872,700
Total Liabilities and Stockholders’ Equity	$4,331,493	$4,005,031

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Cash Flows From Operating Activities
Net Income	$26,363	$49,109	$122,408	$103,386
Impairment of Oil & Gas Properties	—	5,114	—	40,903
Deferred Income Tax Expense	17,363	31,344	74,744	61,809
Loss (Gain) on Sale of Assets	(26,974)	(100,883)	(63,382)	(106,294)
Exploration Expense	126	1,184	13,977	11,657
Unrealized (Gain) Loss on Derivatives	15	388	965	226
Income Charges Not Requiring Cash	104,071	103,495	400,462	360,258
Changes in Assets and Liabilities	5,509	27,668	(47,335)	12,966
Net Cash Provided by Operations	126,473	117,419	501,839	484,911

Cash Flows From Investing Activities
Capital Expenditures	(222,290)	(199,128)	(891,277)	(857,251)
Proceeds from Sale of Assets	321,548	222,477	403,657	243,510
Net Cash Used in Investing	99,258	23,349	(487,620)	(613,741)

Cash Flows From Financing Activities
Net Increase (Decrease) in Debt	(255,000)	(120,000)	(25,000)	170,000
Capitalized Debt Issuance Costs	—	(125)	(1,025)	(13,821)
Dividends Paid	(3,129)	(3,119)	(12,508)	(12,467)
Other	(619)	837	(1,724)	909
Net Cash Provided by Financing	(258,748)	(122,407)	(40,257)	144,621

Net Increase / (Decrease) in Cash and Cash Equivalents	$(33,017)	$18,361	$(26,038)	$15,791

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
As Reported - Net Income	$26,363	$49,109	$122,408	$103,386
Reversal of Selected Items, Net of Tax:
Impairment of Oil & Gas Properties	—	3,171	—	25,360
(Gain) Loss on Sale of Assets (1)	(16,217)	(62,547)	(38,790)	(65,902)
Stock-Based Compensation Expense	5,996	3,400	24,192	8,934
Pension Expense (2)	2,161	4,245	8,869	8,083
PaDEP Settlement and Related Legal Fees (3)	—	3,409	—	3,409
Unrealized Loss (Gain) on Derivatives (4)	2	241	591	140
Income Tax Expense (5)	21,961	18,973	21,961	18,973
Net Income Excluding Selected Items	$40,266	$20,001	$139,231	$102,383
As Reported - Earnings Per Share (6)	$0.13	$0.24	$0.59	$0.50
Per Share Impact of Reversing Selected Items (6)	0.07	(0.14)	0.08	(0.01)
Earnings Per Share Including Reversal of Selected Items (6)	$0.20	$0.10	$0.67	$0.49
Weighted Average Common Shares Outstanding (6)	208,601	207,958	208,498	207,823

(1)          Gain on Sale of Assets in 2011 includes $34.2 million gain from the sale of certain Haynesville and Bossier Shale oil and gas properties and an aggregate gain of $29.2 million from the sale of various other properties during the year. Gain on Sale of Assets in 2010 includes $40.7 million from the sale of the Company’s investment in Tourmaline, $49.3 million from the sale of the Company’s Pennsylvania gathering infrastructure and an aggregate gain of $16.3 million from the sale of various other properties during the year.

(2)          On July 28, 2010, the Company notified its employees of its plan to terminate its qualified and non-qualified pension plans, effective September 30, 2010. The quarter and twelve months ended December 31, 2011 and 2010 amounts represent pension expenses related to the plan terminations and expenses related to the acceleration of amortization of prior service costs and actuarial losses over the expected amortization period until final distribution of assets from each plan. Pension expense is included in General and Administrative expense in the Consolidated Statement of Operations.

(3)          Represents costs associated with the December 2010 Consent Order and Settlement Agreement and with the PaDEP and associated legal fees.

(4)          This unrealized loss (gain) is included in Natural Gas revenues in the Consolidated Statement of Operations and represents the mark to market change related to derivatives not designated as hedging instruments.

(5)          Represents an unfavorable charge to income tax expense to reflect an increase in state tax rates used in establishing deferred income taxes mainly due to a shift in the Company’s state apportionment factors to higher rate states, primarily in Pennsylvania, as a result of the Company’s continued focus on development of its Marcellus shale properties.

(6)          All Earnings Per Share and Weighted Average Common Share figures have been retroactively adjusted for the 2-for-1 split of the Company’s common stock effective January 25, 2012.

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Discretionary Cash Flow
As Reported - Net Income	$26,363	$49,109	$122,408	$103,386
Plus / (Less):
Impairment of Oil & Gas Properties	—	5,114	—	40,903
Deferred Income Tax Expense	17,363	31,344	74,744	61,809
Loss (Gain) on Sale of Assets	(26,974)	(100,883)	(63,382)	(106,294)
Exploration Expense	126	1,184	13,977	11,657
Unrealized Loss (Gain) on Derivatives	15	388	965	226
Income Charges Not Requiring Cash	104,071	103,495	400,462	360,258
Discretionary Cash Flow	120,964	89,751	549,174	471,945
Changes in Assets and Liabilities	5,509	27,668	(47,335)	12,966
Net Cash Provided by Operations	$126,473	$117,419	$501,839	$484,911

Net Debt Reconciliation

(In thousands)

	December 31,	December 31,
	2011	2010

Long-Term Debt	$950,000	$975,000
Stockholders’ Equity	2,104,768	1,872,700
Total Capitalization	$3,054,768	$2,847,700

Total Debt	$950,000	$975,000
Less: Cash and Cash Equivalents	(29,911)	(55,949)
Net Debt	$920,089	$919,051

Net Debt	$920,089	$919,051
Stockholders’ Equity	2,104,768	1,872,700
Total Adjusted Capitalization	$3,024,857	$2,791,751

Total Debt to Total Capitalization Ratio	31.1%	34.2%
Less: Impact of Cash and Cash Equivalents	0.7%	1.3%
Net Debt to Adjusted Capitalization Ratio	30.4%	32.9%